Exhibit 2.4

EQUINOX MINERALS LIMITED

Consolidated Interim Financial Statements

Third Quarter – September 30, 2010

Unaudited

Expressed in thousands of US dollars, except where indicated

EQUINOX MINERALS LIMITED

CONSOLIDATED BALANCE SHEETS

As at September 30, 2010 and December 31, 2009

(unaudited)

	Notes	2010	2009
		$000	$000
ASSETS
Current assets
Cash and cash equivalents		263,256	109,130
Accounts receivable	5	133,607	134,193
Prepayments		8,507	16,080
Inventories	6	87,819	67,428

		493,189	326,831

Restricted cash	7	25,351	26,164
Property, plant and equipment	8	1,136,935	1,102,773
Other financial assets	9	2,247	1,906

		1,657,722	1,457,674

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		64,204	62,504
Current portion of long term debt	11	113,363	113,229
Current portion of finance leases	16	8,329	9,339
Current portion of derivative instruments	10	56,496	85,179
Current other liabilities		22,454	160

		264,846	270,411

Long term debt	11	319,690	405,423
Finance leases	16	13,773	16,762
Income tax liability	4	6,727	6,727
Future income tax liability	4	98,863	5,938
Asset retirement obligation	12	7,894	7,504
Long term compensation	13	5,545	2,469
Derivative instruments	10	—	22,131
Other payables	14	80,378	39,737

		797,716	777,102

SHAREHOLDERS’ EQUITY
Share capital	15	739,511	737,838
Retained earnings/(deficit)		102,401	(74,720)
Contributed surplus		16,480	15,966
Accumulated other comprehensive income		1,614	1,488

		860,006	680,572

		1,657,722	1,457,674

Commitments for expenditure	16

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

CONSOLIDATED STATEMENTS OF INCOME

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

		Three months ended September 30		Nine months ended September 30
	Notes	2010	2009	2010	2009
		$’000	$’000	$’000	$’000

Copper sales revenue		296,658	170,798	721,277	298,531
Smelter treatment charges		(27,532)	(20,517)	(76,950)	(35,887)

Net sales revenue		269,126	150,281	644,327	262,644

Direct and indirect mining costs		74,206	64,864	229,801	125,807
Amortization and depreciation		20,629	17,191	54,093	28,938
Royalties		7,928	4,118	20,866	7,630

Cost of sales		102,763	86,173	304,760	162,375

		166,363	64,108	339,567	100,269

Expenses
Derivative loss		32,636	88,431	8,837	260,846
Exploration costs		1,328	1,303	3,670	3,413
Other operating costs		1,956	2,916	11,464	3,861
General and administration		3,850	2,521	9,868	6,789
Financing costs		9,355	16,481	27,377	32,406
Long term compensation expense		2,657	562	3,570	1,410
Other expense	3	7,248	1,142	4,734	5,512

		59,030	113,356	69,520	314,237

Profit/(Loss) before income tax		107,333	(49,248)	270,047	(213,968)

Income tax (expense)/benefit	4	(36,181)	(7,018)	(92,926)	58,370

Net income/(loss) for the period		71,152	(56,266)	177,121	(155,598)

Basic earnings/(loss) per share		$0.10	($0.08)	$0.25	($0.24)
Diluted earnings/(loss) per share		$0.10	($0.08)	$0.25	($0.24)

Weighted basic average number of shares outstanding (000’s)		707,785	701,169	707,587	658,312
Weighted diluted average number of shares outstanding (000’s)		720,465	715,934	720,267	673,077

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

	$’000	$’000	$’000	$’000

Income/(loss) for the period	71,152	(56,266)	177,121	(155,598)
Other comprehensive income
Net unrealized gains on available-for-sale securities	688	431	126	1,570

Total comprehensive income/(loss)	71,840	(55,835)	177,247	(154,028)

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
	$’000	$’000	$’000	$’000
Share capital
Balance at start of period	738,871	722,753	737,838	581,477
Issue of shares	—	—	—	148,325
Share issue costs	—	—	—	(7,356)
Conversion of stock options	640	10,822	1,673	11,129

Balance at end of period	739,511	733,575	739,511	733,575

Retained earnings/(deficit)
Balance at start of period	31,249	9,011	(74,720)	108,343
Income/(loss) for the period	71,152	(56,266)	177,121	(155,598)

Balance at end of period	102,401	(47,255)	102,401	(47,255)

Contributed surplus
Balance at start of period	16,322	21,125	15,966	20,400
Stock based compensation	394	562	1,459	1,936
Transferred to share capital on exercise of stock options	(236)	(4,720)	(945)	(4,843)
Forfeited stock options	—	—	—	(526)

Balance at end of period	16,480	16,967	16,480	16,967

Accumulated other comprehensive income
Balance at start of period	926	1,127	1,488	(12)
Net unrealized gains on available- for-sale securities	688	431	126	1,570

Balance at end of period	1,614	1,558	1,614	1,558

The accompanying notes are an integral part of these consolidated financial statements.

EQUINOX MINERALS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
	$’000	$’000	$’000	$’000
Cash flows (used in)/provided by operating activities
Income/(loss) for the period	71,152	(56,266)	177,121	(155,598)
Items not affecting cash:
Amortization and depreciation	21,954	17,079	58,052	28,938
Unrealized foreign exchange (gain)/loss	(1,699)	(1,168)	(4,555)	3,411
Long term compensation expense	3,276	1,229	4,188	2,959
Income tax expense/(benefit)	36,181	7,018	92,926	(58,370)
Mark to market changes in derivative instruments	32,636	88,431	8,837	260,846
(Payments)/proceeds from settlement of derivative instruments	(17,538)	(3,876)	(55,386)	44,778
Deferred payments	13,907	8,014	41,164	11,526
Accretion expense	132	125	390	308
Net financing costs	2,095	2,389	5,404	(8,521)

Changes in non-cash working capital
Decrease/(increase) in inventories	4,286	(16,377)	(20,391)	(29,874)
Increase/(decrease) in accounts payable and accrued liabilities	(20,878)	(11,176)	1,700	2,171
Decrease/(increase) in accounts receivable and prepayments	(32,633)	6,318	8,160	(44,303)

	112,871	41,740	317,610	58,271

Cash flows (used in)/provided by financing activities
Issue of share capital	404	6,285	1,075	154,795
Share issue costs	—	—	—	(7,356)
Payments of loan origination fees and break fees	—	—	(32,847)	—
Proceeds from borrowings	—	—	275,701	4,044
Repayment of borrowings	(20,000)	(78,119)	(333,109)	(95,418)
Finance lease principal repayments	(1,956)	(1,837)	(7,918)	(2,380)

	(21,552)	(73,671)	(97,098)	53,685

Cash flows (used in)/provided by investing activities
Decrease/(increase) in restricted cash	(13)	(50)	813	(31)
Additions for property, plant and equipment	(39,754)	(35,302)	(66,298)	(43,430)

	(39,767)	(35,352)	(65,485)	(43,461)

Net increase/(decrease) in cash and cash equivalents	51,552	(67,283)	155,027	68,495
Cash and cash equivalents – start of period	212,189	187,249	109,130	51,327
Exchange rate changes on cash held in foreign currencies	(485)	(104)	(901)	40

Cash and cash equivalents – end of period	263,256	119,862	263,256	119,862

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

1.	BASIS OF PREPARATION

The preparation of the financial statements is based on accounting policies and practices consistent with those used in the preparation of the audited annual consolidated financial statements, unless otherwise stated. The accompanying unaudited consolidated financial statements should be read in conjunction with the Notes to the Company's audited consolidated financial statements for the year ended December 31, 2009, since they do not contain all disclosures required by Canadian generally accepted accounting principles (“Canadian GAAP”) for annual financial statements. These unaudited consolidated interim financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the respective interim periods presented.

2.	FUTURE ACCOUNTING CHANGES

Business Combinations, Consolidated Financial Statements, and Non-controlling interests

In October 2008, the CICA issued Handbook Section 1582, “Business Combinations”, which provides the Canadian equivalent to International Financial Reporting Standard IFRS 3, “Business Combinations” and applies prospectively to business combinations for which the acquisition date is on or after January 1, 2011. The implementation of section 1582 will impact on how prospective business combinations are accounted for, including the application of fair value measurements, the recognition and measurement of goodwill or gain from a bargain purchase, and the expensing of acquisition related costs.

An entity adopting section 1582 must also apply Consolidated Financial Statements, section 1601, and Non-controlling Interests, section 1602. Sections 1601 and 1602 will require the non-controlling interests to be included in the equity section. Given the announcement to acquire Citadel Resource Group Limited Equinox expects this to have a significant impact on the financial statements in the future.

Financial instruments

The CICA issued Handbook Section 3855, “Financial Instruments”, which clarifies when an embedded prepayment option is separated from its host debt instrument for accounting purposes. This is effective for fiscal years beginning on or after January 2011. Equinox does not expect this to have any impact on the financial statements in the future.

3.	OTHER EXPENSE

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
	$’000	$’000	$’000	$’000

Foreign exchange (gains)/losses	6,080	(405)	1,488	3,411
Interest income	(177)	(157)	(359)	(561)
Town costs	1,350	1,260	3,826	1,725
Other (income)/expense	(5)	444	(221)	937

	7,248	1,142	4,734	5,512

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

4.	INCOME TAXES

Zambian tax legislation

The Government of the Republic of Zambia (“GRZ”) enacted a number of changes to the Zambian tax regime, particularly in relation to mining companies on April 1, 2008. This included changes to the tax treatment that would increase corporate tax from 25% to 30%, the mining royalty from 0.6% to 3%, and a number of other proposed additional imposts including a “variable profit tax”, a “windfall tax” and treatment of hedging income as separate source income.

On January 30, 2009, the Minister of Finance of the GRZ announced changes within the 2009 budget which included the abolition of a number of changes enacted in 2008, including the removal of the windfall tax and the hedging activity quarantine provisions.

In 2005 the Company entered into a Development Agreement with the GRZ for its Lumwana Mine which provides Lumwana Mining Company with a 10 year stability period in the regulatory environment, including taxation, and rights of independent arbitration in the event of any dispute. Following local and international legal advice, the Company believes that the Development Agreement overrides the changes to the Zambian tax regime enacted on April 1, 2008. Until it has resolved the uncertainty surrounding the application of the Development Agreement, the company has measured in the current year its taxation balances on the basis of the enacted legislation but, as set out in note 14, defers these balances in accordance with the terms of the Development Agreement.

If the Company had calculated its taxation related balances based on the terms of the Development Agreement the royalty expense for the nine months ended September 30, 2010 would have reduced by an estimated $16.7 million and the income tax expense for the nine months ended September 30, 2010 would have decreased by an estimated $9.8 million. The accumulated impact on the retained earnings position at September 30, 2010 is estimated to be a $37.7 million increase.

The Company continues to hold discussions with the GRZ regarding the terms of the Development Agreement.

5.	ACCOUNTS RECEIVABLE

	September 30 2010	December 31 2009
	$000	$000

Trade accounts receivable	120,955	127,957
VAT receivable	4,935	3,765
Other receivables	7,717	2,471

Total accounts receivable	133,607	134,193

6.	INVENTORIES

	September 30 2010	December 31 2009
	$000	$000

Consumable stores	58,870	51,695
Ore and copper concentrate stockpiles	28,949	15,733

Total inventories	87,819	67,428

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

7.	RESTRICTED CASH

	September 30 2010	December 31 2009
	$000	$000

Cash deposits held as security	25,351	26,164

As at September 30, 2010, $25.3 million (September 2009: $25.3 million) plus accumulated interest is deposited in a demobilisation cost reserve account as required under the terms of the Lumwana mining fleet finance agreement and will remain for the duration of the debt facility. In addition, cash deposits were held as security in relation to office premises.

8.	PROPERTY, PLANT AND EQUIPMENT

	September 30 2010	December 31 2009
	$000	$000
Buildings
Buildings - at cost	115,421	107,221
Less: accumulated depreciation	(15,390)	(8,866)

	100,031	98,355

Plant & equipment
Plant & equipment - at cost	701,115	674,573
Less: accumulated depreciation	(104,849)	(72,671)

	596,266	601,902

Construction in progress - at cost	57,112	37,191

Mine development
Mine development - at cost	416,105	378,708
Less: accumulated amortisation	(32,579)	(13,383)

	383,526	365,325

Total property, plant and equipment	1,136,935	1,102,773

Leased Assets

Plant and Equipment includes the following amounts where the Company is a lessee under a finance lease:

	September 30 2010	December 31 2009
	$000	$000
Leased equipment
Plant & equipment - at cost	27,713	30,492
Less: accumulated depreciation	(3,997)	(3,721)

Total leased plant and equipment	23,716	26,771

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

9.	AVAILABLE-FOR-SALE INVESTMENTS

	September 30 2010	December 31 2009
	$000	$000

Balance - start of period	1,906	406
Additional investment	158	—
Mark-to-market fair value adjustments	183	1,500

Balance - end of period - available-for-sale securities at fair value	2,247	1,906

10.	DERIVATIVE INSTRUMENTS

As at September 30, 2010 the Company has entered into a number of copper put options and forward contracts relating to a proportion of its expected copper production at the Lumwana mine designed to provide protection from exposure to fluctuations in the copper price.

Upon entering into the copper put option contracts, the Company incurred a premium of $86.5 million, to be due and payable on expiry of the underlying contracts. For the remaining put options, expiring between October 2010 and March 2011, the fair value of the premium payable is $14.4 million. There is no premium or cost associated with the copper forward contracts.

The mark-to-market fair value of all contracts is based on independently provided market rates and determined using standard valuation techniques. These techniques include the impact of counterparty credit risk.

Changes in the fair value of derivatives are recognised in the income statement.

A mark-to-market loss of $8.8 million on the put premium option cost and forward contracts has been recorded in the income statement in the current nine month period. The spot price of copper at September 30, 2010 used for the mark-to-market valuations was $3.65 per pound (December 31, 2009; $3.33 per pound).

The following table summarizes the copper hedges in place:

	2010	2011	Total
Copper put options:
Tonnes	6,000	5,000	11,000
Average price ($/tonne)	$5,492	$5,364	$5,434
Average price ($/lb)	$2.49	$2.43	$2.46
Copper forwards:
Tonnes	7,995	8,280	16,275
Average price ($/tonne)	$5,489	$5,367	$5,427
Average price ($/lb)	$2.49	$2.43	$2.46

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

Derivative instruments included in the balance sheet comprise:

	September 30 2010	December 31 2009
	$’000	$’000
Fair value of derivative instruments – start of period	(107,310)	256,679
Copper contracts matured during period resulting in cash payment/(receipt)	59,651	(34,163)
Mark-to-market fair value loss during period	(8,837)	(329,826)

Fair value of derivative instruments – end of period	(56,496)	(107,310)
Less: current portion	56,496	85,179

Total non-current derivative instruments	—	(22,131)

11.	LONG TERM DEBT

The following table summarizes the Company’s long term debt:

	September 30 2010	December 31 2009
	$000	$000

EIB €7 million unsecured loan (a)	—	9,561
Lumwana project finance facility (b)	87,600	509,091
Corporate finance facility (c)	345,453	—

Balance - end of period	433,053	518,652
Less: current portion	(113,363)	(113,229)

Total non-current long term debt	319,690	405,423

(a) EIB loan - unsecured

On March 10, 2010 this loan was repaid in full from the proceeds of the Corporate Facility detailed below.

Interest on the EIB facility up to March 10, 2010 was $0.1 million with interest paid of $0.1 million.

(b) Lumwana project financing facility

In December 2006, Equinox signed a US$582.7 million senior and subordinated Project finance facility for the completion of development and construction of the Lumwana Project located in the North Western Province of the Republic of Zambia. The facility comprised three tranches, $54.0 million subordinated debt facility, $364.0 million senior debt facility and $164.7 million asset backed facility. In response to the delay in commencement of commercial production caused by the fire incident at the Lumwana Project, the Company signed an $80.0 million extension to the above senior debt facility in September 2008.

On March 10, 2010 all tranches, except the asset backed facility, were either repaid in full from the proceeds of the Corporate Facility or rolled into the Corporate Facility as detailed below. As a result of the refinancing Equinox incurred $18.9 million of break fees of which $0.7 million was expensed during 2010.

The remaining asset back tranche of the Project debt facility carries interest rates of LIBOR plus a margin range of between 300 – 400 basis points. The asset backed debt facilities have tenure of 5 years from the date of equipment delivery, with scheduled repayments that commenced in December 2007. The security for the debt facilities includes a fixed charge over the related mining fleet equipment of Lumwana Mining Company Limited.

Interest on the Lumwana Project facility for the nine months ended September 30, 2010 was $7.6 million (September 30, 2009: $32.3 million) with interest paid of $11.9 million (September 30, 2009: $39.6 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

(c) Corporate finance facility

On February 24, 2010, the Company signed a $400 million corporate loan facility (the “Corporate Facility”) with four leading commercial banks. The Corporate Facility affords Equinox greater flexibility than the existing Lumwana Project debt facilities therefore the Company utilized the Corporate Facility to repay its existing senior and subordinated portions of the Lumwana Project debt facilities as well as the unsecured EIB loan.

The two tranches of the Corporate Facility are:

•	Term facility of US$220 million with a tenure of 3 years, an interest rate of LIBOR plus a margin of 400 basis points for the life of the loan and quarterly principal and interest repayments; and

•

Revolving credit facility of $180 million with a tenure of 5 years that the Company is allowed full repayment and/or full redraw of, up to the facility limit, over the term. The revolving facility carries an interest rate of LIBOR plus a margin of 475 basis points for the first 24 months, then 400 basis points for the duration of the loan.

The security for the Corporate Facility includes a fixed and floating charge over the assets of Lumwana Mining Company Limited plus financial guarantees from Equinox Minerals Limited and certain subsidiaries.

Interest on the Corporate facility for the nine months ended September 30, 2010 was $10.5 million (September 30, 2009: $nil) with interest paid of $10.5 million (September 30, 2009: $nil).

12.	ASSET RETIREMENT OBLIGATION

The Company has restoration and remediation obligations associated with its Lumwana mine. The following table summarizes the movements in the asset retirement obligation:

	September 30 2010	December 31 2009
	$000	$000

Balance - start of period	7,504	5,358
Recognition of new obligation	—	1,774
Accretion expense	390	372

Balance - end of period	7,894	7,504

The asset retirement obligations have been recorded as a liability at fair value at inception based on the estimated future cash flows required to settle the liability discounted at the Company’s credit adjusted risk free interest rate. The fair value has been calculated assuming a credit adjusted risk free discount rate of between 6.95% and 7.11% and an inflation factor of 2.5%.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

13.	LONG TERM COMPENSATION

a) Deferred Share Unit

The Company established a Deferred Share Unit (“DSU”) Plan for its directors with each DSU having the same value as one Equinox common share.

Under the DSU Plan, effective July 1, 2007, directors can elect to receive a portion of their annual compensation in the form of DSU’s. The DSU’s vest immediately and are settled in cash on the date the director ceases to be a director of the Company. During the nine months ended September 30, 2010, 163,958 DSU’s were granted under the DSU Plan and $0.6 million was recognized as directors’ fees within general and administrative costs. Outstanding DSU’s were marked-to-market at September 30, 2010, and as a result of the increase in the market value of the Company’s shares $1.4 million was debited to the income statement.

	Nine months ended September 30, 2010		Year ended December 31, 2009
Deferred Share Units	Number	$000	Number	$000

Balance - start of period	633,230	2,469	241,291	269
Issued during the period	163,958	619	391,939	715
Mark-to-market fair value adjustments	—	1,391	—	1,485

Balance - end of period	797,188	4,479	633,230	2,469

b) Restricted Share Units

The Company established a Restricted Share Unit (“RSU”) Plan for its employees with each RSU having the same value as one Equinox common share.

The RSU’s vest on the third anniversary of the grant date and are settled in cash immediately on vesting. On December 28, 2009 the Company granted 661,610 RSU’s under the RSU Plan relating to 2010 compensation packages. During the nine months ended September 30, 2010 a further 234,222 RSU’s were granted under the RSU Plan.

As at September 30, 2010 the aggregate fair value of unvested RSU’s granted and to be charged to income in future periods amounted to $2.5 million (September 30, 2009: nil).

	Nine months ended September 30, 2010		Year ended December 31, 2009
Restricted Share Units	Number	$000	Number	$000

Balance - start of period	661,610	—	—	—
Issued during the period	234,222	—	661,610	—
Forfeited during the period	(59,049)	—	—	—
Expense recognised during the period	—	733	—	—
Mark-to-market fair value adjustments		333	—	—

Balance - end of period	836,783	1,066	661,610	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

14.	OTHER PAYABLES

	September 30 2010	December 31 2009
	$’000	$’000

Deferred royalty	38,532	18,233
Deferred withholding tax	11,460	3,566
Deferred customs duty	27,788	16,461
Other provisions	2,598	1,477

Balance - end of period	80,378	39,737

As set out in note 4, there is uncertainty surrounding the application of the Development Agreement with the GRZ. Under the terms of the Development Agreement certain amounts, including royalties, withholding taxes and import duties are deferred until the Lumwana debt is eliminated. Until this uncertainty has been resolved the Company will measure its taxes in accordance with the enacted legislation, but will continue to present the associated liabilities as non-current in accordance with the terms of the Development Agreement.

15.	SHARE CAPITAL

(a) Authorized capital

The number of authorized ordinary shares of the Company is unlimited.

(b) Movement in ordinary share capital

Date	Details	No. of Shares	US$’000
	Balance at December 31, 2009	706,878,212	737,838
June 2010	Stock options exercised	791,666	1,033
July 2010	Stock options exercised	65,000	139
August 2010	Stock options exercised	83,333	331
September 2010	Stock options exercised	50,000	170

	Balance at September 30, 2010	707,828,211	739,511

(c) Stock options

Equinox established an employee Incentive Plan in June 2004 (the “Plan”). Options may be granted under the Plan to such directors, officers, employees or service providers of Equinox and its subsidiaries as the Compensation Committee of the Board of Directors may from time to time designate. The exercise price of any options granted under the Plan shall be not less than the average market price over the five trading days immediately preceding the date of grant. The Plan provides that the total number of Equinox common shares which may be issued pursuant to the Plan shall not exceed a number of common shares equal to 5% of the estimated number of issued and outstanding shares. The number of Equinox common shares which may be reserved for issuance pursuant to the Plan (or any other employee-related plan or options for services) must not exceed 5% of the total number of issued shares in the same class at the time of offer and must not exceed 5%, to any one person, of the Equinox common shares issued and outstanding on a non-diluted basis from time to time.

All options granted prior to December 2008 vest in three tranches, one third of any options granted may be exercised immediately, another third during the period commencing 12 months after the date of grant, and the final third after 24 months from the date of grant. Options granted from December 2008 to November 2009 vest in three tranches, one third of any options granted may be exercised 12 months after the date of grant, another third during the period commencing 24 months after the date of grant, and the final third after 36 months from the date of grant. Options granted from December 2009 cliff vest after three years if the performance hurdles set have been achieved. The performance hurdles and vesting conditions are based on total shareholder return and the company’s performance compared to a peer group. Options granted under the Plan are not transferable or assignable other than by the prior written consent of the Board of Directors of Equinox and subject to the rules of the relevant stock exchange.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

The following table summarizes the stock options outstanding and exercisable at September 30, 2010:

	Outstanding Options				Exercisable Options
	Number of Options	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life (Years)	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2009	17,058,327	C$	2.00	7.0	13,279,998	C$	1.80

Options exercised	(989,999)	C$	1.13	—	(989,999)	C$	1.13
Options forfeited	(468,908)	C$	2.59	—	(110,000)	C$	4.14
Options vested	—		—	—	500,000	C$	3.30

Outstanding at September 30, 2010	15,599,420	C$	2.04	6.3	12,679,999	C$	1.89

Available for grant at September 30, 2010	19,793,990

Stock-based compensation charged to earnings amounted to $1.4 million for the nine months ended September 30, 2010 (September 30, 2009: $1.9 million). As at September 30, 2010 the aggregate fair value of unvested stock options granted and to be charged to income in future periods amounted to $2.4 million (September 30, 2009: $2.2 million).

16.	COMMITMENTS FOR EXPENDITURE

(a) Lumwana Mine capital commitments

The outstanding capital commitments of the Company relating to the construction of the Lumwana town and Lumwana Mine ongoing commitments at September 30, 2010 are:

	September 30 2010	December 31 2009
	$’000	$’000

Within 1 year	26,468	12,339

Total commitments	26,468	12,339

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

(b) Lease commitments

	September 30 2010	December 31 2009
Operating leases	$’000	$’000

Commitments for minimum lease payments in relation to non cancellable operating leases are payable:
Within 1 year	520	135
Within 1 to 2 years	412	434
Within 2 to 3 years	22	256

Total commitments	954	825

These operating leases are for office premises and office equipment and expire between 2010 and 2012.

Finance Leases

The Company leases various plant and equipment with a carrying amount of the leases being $22.1 million (December 31, 2009: $26.1 million) under finance leases expiring between 2 and 14 years.

	September 30 2010	December 31 2009
Finance leases	$’000	$’000

Commitments for minimum lease payments in relation to non cancellable finance leases are payable:
Within 1 year	9,993	11,660
Within 1 to 2 years	8,609	9,585
Within 2 to 3 years	1,061	6,165
Within 3 to 4 years	826	434
Within 4 to 5 years	826	434
5+ years	4,979	3,836

Total commitments	26,294	32,114
Future Finance Charges	(4,192)	(6,013)

Recognized as a liability	22,102	26,101

Representing lease liabilities classified as:
Current	8,329	9,339
Non-current	13,773	16,762

	22,102	26,101

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

17.	SEGMENT INFORMATION

The Company’s reportable operating segments are based on strategic business units that are managed separately.

Lumwana

Construction of the Lumwana Copper Plant and other associated infrastructure was completed in November 2008. Production commenced early in December 2008 and Equinox achieved commercial production at the Lumwana mine on April 1, 2009.

Exploration

The Company is exploring for copper and uranium resources in the North West of Zambia and on the Zambian Copperbelt.

Corporate

The corporate segment is responsible for regulatory reporting and corporate administration.

For the three months ended September 30, 2010 segment information is presented as follows:

	Lumwana	Exploration	Corporate	Total
	$000	$000	$000	$000

Net sales revenue	269,126	—	—	269,126
Cost of sales	(102,763)	—	—	(102,763)
Interest received	—	—	177	177
Derivative instrument loss	(32,636)	—	—	(32,636)
Other income/(expense)	(8,117)	(26)	718	(7,425)
Financing costs	(2,821)	—	(6,534)	(9,355)
Other expenses	(5,004)	(352)	(4,435)	(9,791)

Segment profit/(loss) before income tax	117,785	(378)	(10,074)	107,333
Income taxes	(36,181)	—	—	(36,181)

Segment profit/(loss)	81,604	(378)	(10,074)	71,152

Property, plant and equipment	1,136,179	502	255	1,136,935
Total assets	1,479,559	627	177,536	1,657,722

For the three months ended September 30, 2009 segment information is presented as follows:

	Lumwana	Exploration	Corporate	Total
	$000	$000	$000	$000

Net sales revenue	150,281	—	—	150,281
Cost of sales	(86,173)	—	—	(86,173)
Interest received	10	3	144	157
Derivative instrument loss	(88,431)	—	—	(88,431)
Other income/(expense)	(5,458)	(2,510)	6,669	(1,299)
Financing costs	(15,999)	—	(482)	(16,481)
Other expenses	(4,776)	(1,392)	(1,134)	(7,302)

Segment profit/(loss) before income tax	(50,546)	(3,899)	5,197	(49,248)
Income taxes	(7,018)	—	—	(7,018)

Segment profit/(loss)	(57,564)	(3,899)	5,197	(56,266)

Property, plant and equipment	1,043,301	539	66,822	1,110,662
Total assets	1,220,135	1,064	188,493	1,409,692

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

For the nine months ended September 30, 2010 segment information is presented as follows:

	Lumwana	Exploration	Corporate	Total
	$000	$000	$000	$000

Net sales revenue	644,327	—	—	644,327
Cost of sales	(304,760)	—	—	(304,760)
Interest received	—	—	359	359
Derivative instrument loss	(8,837)	—	—	(8,837)
Other income/(expense)	(3,366)	3,065	(4,792)	(5,093)
Financing costs	(15,021)	—	(12,356)	(27,377)
Other expenses	(15,331)	(794)	(12,447)	(28,572)

Segment profit/(loss) before income tax	297,012	2,271	(29,236)	270,047
Income taxes	(92,926)	—	—	(92,926)

Segment profit/(loss)	204,086	2,271	(29,236)	177,121

Property, plant and equipment	1,136,179	502	255	1,136,935
Total assets	1,479,559	627	177,536	1,657,722

For the nine months ended September 30, 2009 segment information is presented as follows:

	Lumwana	Exploration	Corporate	Total
	$000	$000	$000	$000

Net sales revenue	262,644	—	—	262,644
Cost of sales	(162,375)	—	—	(162,375)
Interest received	37	2	522	561
Derivative instrument loss	(260,846)	—	—	(260,846)
Other income/(expense)	(7,782)	(1,455)	3,164	(6,073)
Financing costs	(31,737)	—	(669)	(32,406)
Other expenses	(6,708)	(3,210)	(5,555)	(15,473)

Segment profit/(loss) before income tax	(206,767)	(4,663)	(2,538)	(213,968)
Income taxes	58,370	—	—	58,370

Segment profit/(loss)	(148,397)	(4,663)	(2,538)	(155,598)

Property, plant and equipment	1,043,301	539	66,822	1,110,662
Total assets	1,220,135	1,064	188,493	1,409,692

Geographical Reporting

The Company’s Lumwana Project and active exploration programs are both located in Zambia. The Canadian segment is entirely corporate whilst the Australian segment carries out corporate activities and manages engineering studies.

The total assets located by geographical areas are as follows:

Geographical Reporting

	September 30 2010	December 31 2009
	$’000	$’000

Zambia	1,480,186	1,359,749
Australia	15,264	38,342
Canada	162,272	59,583

	1,657,722	1,457,674

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2010 and 2009

(unaudited)

18.	SUBSEQUENT EVENTS

Subsequent to quarter end, on October 25, 2010, Equinox entered into an agreement with Citadel Resource Group Limited (“Citadel”), under which Equinox proposes to acquire all of the issued and outstanding shares of Citadel by way of a recommended takeover offer (the “Offer”). The Board of Citadel has recommended unanimously that Citadel shareholders accept the Offer, in the absence of a superior proposal.

The Offer comprises 1 Equinox share for every 14.3 Citadel shares, plus A$0.105 per Citadel share in cash. The total value of the Offer is approximately A$1.25 billion (US$1.23 billion) based on the offer announced on October 25, 2010. After completion of the transaction, Equinox shareholders will own approximately 81% of the combined group and Citadel shareholders will own 19%. All board directors of Citadel who hold Citadel shares as well as certain key Citadel shareholders, in aggregate representing 19.9% of Citadel’s outstanding shares, have entered into pre-bid acceptance agreements with Equinox under which they have agreed to accept the Offer in the absence of a superior proposal that is not matched by Equinox.

Equinox has entered into a Bid Implementation Agreement with Citadel, which includes customary terms for a transaction of this nature including a break fee of A$12 million payable in certain circumstances, as well as providing Equinox with the right to match any superior proposal.

The Offer is subject to a number of conditions, including 90% minimum acceptances, no material adverse change occurring and certain key milestones being met in relation to the proposed acquisition by Citadel of an increased interest in the Jabal Sayid project. Equinox has already received approval for the Offer from Australia’s Foreign Investment Review Board.